UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                           Visual Edge Systems, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                  928430 10 7
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                                 (CUSIP Number)


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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 928430 10 7
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry R Minsky
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      United States
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                  5     Sole Voting Power
  Number of
   Shares               248,503
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             -0-
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        248,503
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        -0-
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      248,503
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


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11    Percent of Class Represented By Amount in Row (9)

      5.5%
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12    Type of Reporting Person*

      IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

      (a) Name of Issuer: Visual Edge Systems, Inc.

      (b) Address of Issuer's Principal Executive Offices:

            2424 North Federal Highway, Suite 100
            Boca Raton, Florida 33431

Item 2.

      (a) Name of Person Filing: Barry R. Minsky

      (b) Address of Principal Business Office or, if None,
          Residence:

            545 Madison Avenue
            New York, New York 10022

      (c) Citizenship: United States

      (d) Title of Class of Securities: Common Stock

      (e) CUSIP Number: 928430 10 7

Item 3. This statement is filed pursuant to Rule 13d-1(c). Accordingly, Items 3(a) through 3(h) are inapplicable.

Item 4.     Ownership.

      (a) Amount beneficially owned as of December 31, 1996:

            248,503 shares (the shares are owned of record by Greenwich Properties, Inc., a company wholly controlled by the reporting person)

      (b) Percent of Class

            5.5%

      (c) Number of shares as to which such person has:

      (i)   sole power to vote or direct the vote:

                        248,503 shares

      (ii)  shared power to vote or direct the vote:

                        -0-

      (iii) sole power to dispose or direct the disposition of:

                        248,503

      (iv)  shared power to dispose or direct the disposition of:

                        -0-

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another
            Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
            Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the
            Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1997


                                                /s/ Barry R. Minsky
                                                ---------------------------
                                                     Barry R. Minsky